Exhibit 10.37A

Nassim Usman, Ph.D.
Chief Executive Officer

15 February 2007

Ed Madison, Ph.D.

Dear Ed:

In recognition of Catalyst Biosciences, Inc.’s desire to retain your services as an employee, I am pleased to confirm that the Board of Directors of Catalyst (the “Company”) has approved the following benefits for you:

I. In addition to your base salary (as determined from time to time by the Board of Directors or the compensation committee of the Board of Directors), you will have the opportunity to earn an annual performance-based bonus up to 30% of your annual salary.

II. Should your employment with the Company be terminated without Cause or as a result of Constructive Termination before a Change of Control (each as defined below), (i) you shall be entitled to receive severance payments, equal to the rate of base salary which you were receiving at the time of such termination, during the period from the date of your termination until the date that is six (6) months after the effective date of the termination (the “Severance Period”), which payments shall be paid during the Severance Period (or applicable shorter period) in accordance with the Company’s standard payroll practice and which shall be subject to applicable withholding taxes, (ii) such number of shares of Common Stock subject to options held by you that would otherwise have vested as of the end of the Severance Period (had you remained continuously employed by the Company through that time) will vest as of the time of such termination, and (iii) the repurchase right of the Company with respect to shares of Common Stock held by you shall lapse with respect to the number of shares for which such right would have lapsed during the Severance Period (had you remained continuously employed by the Company though that time).

III. Should your employment with the Company be terminated without Cause or as a result of Constructive Termination after a Change of Control (each as defined below), (i) you shall be entitled to receive severance payments, equal to the rate of base salary which you were receiving at the time of such termination, during the period from the date of your termination until the date that is twelve (12) months after the effective date of the termination (the “Severance Period”), which payments shall be paid during the Severance Period (or applicable shorter period) in accordance with the Company’s standard payroll practice and which shall be subject to applicable withholding taxes, (ii) such number of shares of

CATALYST BIOSCIENCES, INC.  260 Littlefield Avenue  •  South San Francisco, CA 94080  •  p 650.871.0761  •  f 650.871.2475  •  www.catbio.com

Common Stock subject to options held by you that would otherwise have vested as of the end of the Severance Period (had you remained continuously employed by the Company through that time) will vest as of the time of such termination, and (iii) the repurchase right of the Company with respect to shares of Common Stock held by you shall lapse with respect to the number of shares for which such right would have lapsed during the Severance Period (had you remained continuously employed by the Company though that time).

In addition, if your employment with the Company is terminated without Cause or as a result of a Constructive Termination (as defined below) within twelve (12) months after a Change of Control, then in addition to the severance payments set forth in the foregoing paragraph, all Common Stock subject to options held by you will be fully vested, and repurchase right of the Company with respect to any shares of Common Stock held by you shall lapse.

IV. Notwithstanding anything to the contrary in this agreement, any cash severance payment due to you under this agreement or otherwise will not be paid during the six (6) month period following your termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated above would not cause you to incur an additional tax under Section 409A of the Internal Revenue Code and any temporary or final treasury regulations and internal revenue service guidance thereunder (“Section 409A”). If the payment of any amounts are delayed as a result of the previous sentence, any cash severance payments due to you pursuant to this agreement or otherwise during the first six (6) months after your termination will accrue during such six month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination. Thereafter, payments will resume in accordance with the applicable schedule set forth in this agreement. You agree to work in good faith with the Company to consider amendments to this agreement which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment to you of payments or benefits under this agreement. Notwithstanding the foregoing, this agreement will be deemed amended, without any consent required from you, to the extent necessary to avoid imposition of any additional tax or income recognition pursuant to Section 409A prior to actual payments to you under this agreement. You and the Company agree to cooperate with each other and to take reasonably necessary steps in this regard

“Cause” shall mean (i) your failure to perform your assigned duties or responsibilities as an employee of the Company after notice thereof from the Company describing your failure to perform such duties or responsibilities, (ii) your engaging in any act of dishonesty, fraud or misrepresentation, (iii) your violation of any federal or state law or regulation applicable to the Company’s business, (iv) your breach of any confidentiality agreement or invention assignment agreement between you and the Company, or (v) your being convicted of or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” shall mean either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided, that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder), or (ii) a sale of all or substantially all of the assets of the Company.

“Constructive Termination” shall be deemed to occur if, within 30 days following any of the conditions below, you terminate your employment in accordance with this provision: (A) the failure of any successor to the Company upon a Change of Control to assume the Company’s obligations under this agreement without your written consent, (B) (i) before a Change of Control, a reassignment of your duties such that you are no longer part of the Company’s executive management team or (ii) after a Change of Control, a material reduction or change in your job duties, reporting relationships, responsibilities and requirements inconsistent with your position with the Company and prior duties, reporting relationships, responsibilities and requirements prior to the Change of Control, provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control in terms of job duties, responsibilities or requirements shall constitute a material reduction in job responsibilities, or (C) after a Change of Control, the request by the Company or its successor to relocate the principal place for performance of your Company duties to a location more than thirty (30) miles from the Company’s then current location at the time of the Change of Control.

In the event that the severance and other benefits provided for in this agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning, of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this agreement shall be either

A. delivered in full, or

B. delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Except as expressly set forth herein, your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. The at-will employment policy can only be changed by a written document approved by the Board and signed on behalf of the Board.

Sincerely,

Naasim Usman, Ph.D., Chief Executive Officer

On behalf of the Board of Directors of Catalyst Biosciences, Inc.

Accepted and agreed to this

19th day of March, 2007

Ed Madison

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